UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)(1)

Meridian Bancorp, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

58958U103
(CUSIP Number)

N/A
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

___________________________________________

(1)  This amendment is being filed to amend a Schedule 13G (the “Initial Schedule 13G”) filed by the reporting persons on August 5, 2014 in respect of Meridian Interstate Bancorp, Inc.  As reported in a Current Report on Form 8-K filed on July 29, 2014 by Meridian Bancorp, Inc., on July 28, 2014, Meridian Interstate Bancorp, Inc. converted into Meridian Bancorp, Inc.   On July 29, 2014, the reporting persons acquired securities in Meridian Bancorp, Inc., and on August 5, 2014, filed the Initial Schedule 13G to report that ownership.  However, the Initial Schedule 13G stated that the reporting persons acquired securities in Meridian Interstate Bancorp, Inc. (rather than Meridian Bancorp, Inc.)  This filing is being made to (i) reflect that the reporting persons actually own securities of  Meridian Bancorp, Inc., and (ii) provide information regarding that ownership as of the date hereof.

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,700,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,700,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,700,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Based on 54,708,492 shares of common stock outstanding as of November 3, 2014, as reported by the Issuer in its Form 10-Q filed with the SEC on November 10, 2014.

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Emanuel J. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,700,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,700,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,700,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Based on 54,708,492 shares of common stock outstanding as of November 3, 2014, as reported by the Issuer in its Form 10-Q filed with the SEC on November 10, 2014.

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Concentrated Financial Opportunities Master Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Opportunities GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Services Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,700,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,700,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,700,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 54,708,492 shares of common stock outstanding as of November 3, 2014, as reported by the Issuer in its Form 10-Q filed with the SEC on November 10, 2014.

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Services GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,700,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,700,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,700,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 54,708,492 shares of common stock outstanding as of November 3, 2014, as reported by the Issuer in its Form 10-Q filed with the SEC on November 10, 2014.

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Select Master Fund, SPC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Select Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Income Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 58958U103	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Income GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1. (a)                      Name of Issuer

Meridian Bancorp, Inc.

Item 1. (b)                      Address of Issuer’s Principal Executive Offices

67 Prospect Street
Peabody, MA 01960

Item 2. (a)               Name of Person Filing

This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Concentrated Financial Opportunities Master Fund, LP;
(iv)	EJF Financial Opportunities GP, LLC;
(v)	EJF Financial Services Fund, LP;
(vi)	EJF Financial Services GP, LLC;
(vii)	EJF Select Master Fund, SPC;
(viii)	EJF Select Fund GP, LLC;
(viii)	EJF Income Fund, LP; and
(ix)	EJF Income GP, LLC

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 1 to Schedule 13G is being filed on behalf of each of them.

Item 2.(b)               Address of Principal Business Office or, if None, Residence

EJF Capital LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Emanuel J. Friedman
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Concentrated Financial Opportunities Master Fund, LP
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Financial Opportunities GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Financial Services Fund, LP
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Financial Services GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Select Master Fund, SPC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Select Fund GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Income Fund, LP
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

EJF Income GP, LLC
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2.(c)               Citizenship

See Item 4 of the attached cover pages.

Item 2.(d)               Title of Class of Securities

Common Stock, $0.01 par value (“Common Stock”)

Item 2.(e)               CUSIP Number

58958U103

Item 3.                            If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.                        Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of EJF Concentrated Financial Opportunities Master Fund, LP, EJF Financial Services Fund, LP, EJF Select Master Fund, SPC and EJF Income Fund, LP is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

EJF Financial Opportunities GP, LLC serves as the general partner and investment manager of EJF Concentrated Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Concentrated Financial Opportunities Master Fund, LP is the record owner.  EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Financial Services Fund, LP is the record owner.  EJF Select Fund GP, LLC serves as the investment manager of EJF Select Master Fund, SPC and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Select Master Fund, SPC is the record owner.  EJF Income GP, LLC serves as the general partner and investment manager of EJF Income Fund, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Income Fund, LP is the record owner

EJF Capital LLC is the sole member and manager of each of EJF Financial Opportunities GP, LLC, EJF Financial Services GP, LLC, EJF Select Fund GP, LLC and EJF Income GP, LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.

Item 5.                      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than 5 percent of the class of securities, check the following [X].

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

See item 4.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.                      Identification and Classification of Members of the Group

The filing persons may be deemed to be members of a group.

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2014

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF CONCENTRATED FINANCIAL OPPORTUNITIES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES FUND, LP
By: Its:	EJF FINANCIAL SERVICES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF SELECT MASTER FUND, SPC
By: Its:	EJF SELECT FUND GP, LLC Investment Manager
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF SELECT FUND GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Concentrated Financial Opportunities Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Financial Opportunities GP, LLC, a Delaware limited liability company, EJF Financial Services Fund, LP, a Delaware limited partnership, EJF Financial Services GP, LLC, a Delaware limited liability company, EJF Select Master Fund, SPC, an exempted company incorporated with limited liability under the laws of the Cayman Islands and registered as a segregated portfolio company, EJF Select Fund GP, LLC, a Delaware limited liability company, EJF Income Fund, LP, a Delaware limited partnership and EJF Income GP, LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Amendment No. 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  December 22, 2014

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF CONCENTRATED FINANCIAL OPPORTUNITIES MASTER FUND, LP
By: Its:	EJF FINANCIAL OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF FINANCIAL OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF FINANCIAL SERVICES FUND, LP
By: Its:	EJF FINANCIAL SERVICES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF FINANCIAL SERVICES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF SELECT MASTER FUND, SPC
By: Its:	EJF SELECT FUND GP, LLC Investment Manager
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF SELECT FUND GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer
EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Managing Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer